Exhibit 99.1

NEWS RELEASE
American Oil & Gas Reports 2009 Financial Results
DENVER, March 16, 2010 — American Oil & Gas Inc. (NYSE AMEX: AEZ) reports a net loss to common stockholders of $10.3 million (loss of $0.21 per share, basic and diluted) for the year ended December 31, 2009 (“2009”), as compared to a net loss to common stockholders of $24.2 million (loss of $0.51 per share, basic and diluted), for the fiscal year ended December 31, 2008 (“2008”). The net loss for 2009 includes a non-cash oil and gas properties impairment charge of $4.5 million. The net loss for 2008 includes (i) a non-cash oil and gas properties impairment charge of $24.3 million (ii) a non-cash goodwill impairment charge of $11.7 million and (iii) a gain on sale of oil and gas properties of $16.5 million.
During 2009, American sold 20,026 barrels of oil at an average price of $52.75 per barrel and sold 222,561 mcf of natural gas at an average price of $3.72 per mcf for total oil and natural gas revenues of $1.9 million. In 2008, American sold 19,221 barrels of oil at an average price of $86.96 per barrel and sold 173,129 mcf of natural gas at an average price of $7.06 per mcf for total oil and natural gas revenues of $2.9 million. Lease operating expenses and production taxes were $1.1 million ($19.02 per BOE) for 2009 and $1.3 million ($26.60 per BOE) for 2008.
American’s general and administrative expenses increased from $4.4 million for 2008 to $5.3 million for 2009 primarily due to costs relating to third party advisory services, increases in personnel costs and increased office rent.
In 2009, American used $3.7 million of cash for operating activities and in 2008 American used cash of $2.4 million for operating activities.
In 2009, American used $8.9 million for investing activities, which primarily includes $12.1 million paid for acquisition, exploration and development of oil and gas properties, $2.6 million received from redemption of Auction Rate Preferred Securities at par and $0.7 million received from a third party as a participation fee for our Goliath project. American generated $23.2 million in cash from investing activities in 2008 which included cash proceeds of $31.7 million from the sale of oil and gas properties, cash proceeds from sales and redemptions of short term investments of $12.2 million and cash invested in oil and gas properties and oil field equipment inventory of $20.7 million.
In 2009, American received $30.0 million in cash from financing activities, of which $29.6 million was received, net of fees and expenses, from the sale of nine million shares of common stock at $3.50 per share and $330,000 was received from the exercise of employee stock options. In 2008, American received $57,000 in cash from financing activities resulting from the exercise of common stock warrants.
At December 31, 2009, American had working capital of $44.5 million which includes $43.6 million in cash and short term investments, total assets of $84.8 million, a long term asset retirement obligation of $437,000, no long term debt and stockholders’ equity of $83.3 million. There are currently 57,562,956 common shares outstanding.
Subsequent to December 31, 2009, American signed a letter of intent to sell its ownership in its Fetter and Krejci projects, and expects to receive approximately $44 million in cash on or before March 31, 2010.

Andrew Calerich, President of American commented, “with our existing cash balance and the proceeds we expect to receive from the sale of our Fetter and Krejci projects, we should be well capitalized to fund an ongoing drilling program in our Bakken and Three Forks focused Goliath project, where we control approximately 76,000 net acres. Our base case drilling program at Goliath includes drilling seven to nine gross (five to seven net) wells at Goliath during 2010, although we may dramatically increase the level of drilling depending on the results during the early stages of our drilling program.”
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
Selected Financial and Operating Data
(in thousands, except per share and production data)

	Fiscal Year Ended
	12/31/09	12/31/08
CASH FLOW RECAP:
Net cash (used) by operating activities	$(3,728)	$(2,414)
Net cash provided by (used for) investing activities	(8,875)	23,239
Net cash provided by financing activities	29,965	57
FINANCIAL RECAP:
Revenues	$1,885	$2,895
Net (loss) attributable to common stockholders	(10,341)	(24,160)
Net (loss) per common share- basic and diluted	(0.21)	(0.51)
Impairment of oil and gas properties	4,500	24,310
Impairment of goodwill	—	11,670
Impairment of materials and supplies inventory	566	—
General and administrative expenses	5,271	4,372
Gains on sales of oil and gas properties	—	16,500
Investment income	58	512
Income tax provision (benefit)	(150)	(468)

OPERATING DATA:
Net oil production (Bbl)	20,026	19,221
Oil revenues	$1,056	$1,671
Average oil price per Bbl	$52.75	$86.96

Net gas production (MMcf)	223	173
Natural gas revenues	$829	$1,223
Average gas price per Mcf	$3.72	$7.06
Barrels of oil equivalent (“BOE”) sold	57,120	48,076

Lease operating and production taxes	$1,087	$1,279
LOE and production taxes per BOE	$19.02	$26.60

Depreciation, depletion and amortization-oil and gas properties	$714	$1,210
DD&A per BOE	$12.50	$25.17

BALANCE SHEET DATA:
Cash and short term investments	$43,557	$28,720
Total current assets	45,542	31,276
Net property and equipment	39,090	35,842
Total assets	84,772	67,389
Current liabilities	1,032	4,391
Long term liabilities	437	430
Stockholders’ equity	83,303	62,568
Total liabilities and stockholders’ equity	84,772	67,389
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184

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